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                            CERTIFICATE OF AMENDMENT

                                       of

                          CERTIFICATE OF INCORPORATION

                                       of

                         IRI INTERNATIONAL CORPORATION


               IRI International Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The amendments to the Certificate of Incorporation set forth below have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         2. Article Fourth of the Corporation's Certificate of Incorporation is amended and restated to read in its entirety as follows:

                 FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $.01 each (hereinafter referred to as the "Common Stock"), and 25,000,000 shares of Preferred Stock, par value $1.00 each (hereinafter referred to as the "Preferred Stock").

                          I.     PREFERRED STOCK

                 The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board"), with the approval of the holders of a majority of the outstanding shares of the Company's Common Stock, is hereby authorized to authorize the issuance of shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
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                 (a)    the number of shares of any series and the designation
         to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

         all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                               II.     COMMON STOCK

                 Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         3. Article Sixth of the Corporation's Certificate of Incorporation is deleted in its entirety.

         4. Article Seventh of the Corporation's Certificate of Incorporation is deleted in its entirety.



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         5. Article Eighth of the Corporation's Certificate of Incorporation is
deleted in its entirety.

                 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this __ day of __________, 1997.






                                        By:
                                           -------------------------------
                                        Name:
                                        Title:





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